August 28, 1998



Board of Directors
Home Federal Savings and
  Loan Association of Niles
55 North Main Street
Niles, Ohio 44446-5097

         RE:   Federal Income Tax Opinion Relating To The Conversion
               of Home Federal Savings and Loan Association of Niles From
               A Federally-Chartered Mutual Savings and Loan Association
               To A Federally-Chartered Stock Savings and Loan Association Under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, As Amended
               ----------------------------------------------------------------


Gentlemen:

         In accordance with your request, set forth hereinbelow is the opinion of this firm relating to the federal income tax consequences of the conversion of Home Federal Savings and Loan Association of Niles ("Mutual") from a federally-chartered mutual institution to a federally-chartered stock institution ("Stock Association") pursuant to the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

         Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion dated July 6, 1998 (the "Plan").

         The following assumptions have been made in connection with our opinions hereinbelow:

          1. The Conversion is implemented in accordance with the terms of the Plan, and all conditions precedent contained in the Plan shall be performed or waived prior to the consummation of the Conversion.



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Board of Directors
Home Federal Savings and
  Loan Association of Niles
Page 2



          2. No amount of the savings accounts and deposits of Mutual, as of the Eligibility Record Date or the Supplemental Eligibility Record Date, will be excluded from participating in the liquidation account of Stock Association. To the best of the knowledge of the management of Mutual, there is not now, nor will there be at the time of the Conversion, any plan or intention, on the part of the depositors in Mutual to withdraw their deposits following the Conversion. Deposits withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

          3. The Company and Stock Association each have no plan or intention to redeem or otherwise acquire any of the Company Common Stock to be issued in the proposed transaction.

          4. Immediately following the consummation of the proposed transaction, Stock Association will possess the same assets and liabilities as Mutual held immediately prior to the proposed transaction, plus substantially all of the net proceeds from the sale of its stock to the Company except for assets used to pay expenses of the Conversion. The liabilities transferred to Stock Association were incurred by Mutual in the ordinary course of business.

          5. No cash or property will be given to deposit account holders in lieu of subscription rights or an interest in the liquidation account of Stock Association.

          6. Following the Conversion, Stock Association will continue to engage in its business in substantially the same manner as Mutual engaged in business prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

          7. There is no plan or intention for Stock Association to be liquidated or merged with another corporation following the consummation of the Conversion.

          8. The fair market value of each savings account plus an interest in the liquidation account of Stock Association will, in each instance, be approximately equal to the fair market value of each savings account of Mutual plus the interest in the residual equity of Mutual surrendered in exchange therefor.

          9. Mutual, Stock Association and the Company are each corporations within the meaning of Section 7701(a)(3) of the Code.


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Board of Directors
Home Federal Savings and
  Loan Association of Niles
Page 3



          10. The Company has no plan or intention to sell or otherwise dispose of the stock of Stock Association received by it in the proposed transaction.

          11. Neither Stock Association nor the Company has any plan or intention, either currently or at the time of Conversion, to issue additional shares of common stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to employee benefit plans.

          12. If all of the net proceeds from the sale of the Company Common Stock had been contributed by the Company to Stock Association in exchange for common stock of Stock Association in the transaction, as opposed to the Company retaining a portion of such net proceeds (the "retained proceeds"), and Stock Association immediately thereafter made a distribution of the retained proceeds to the Company, Stock Association would have sufficient current and accumulated earnings and profits for tax purposes such that the distribution would not result in the recapture of any portion of the bad debt reserves of Stock Association for federal income tax reporting.

          13. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Mutual immediately preceding the transaction) will in the aggregate constitute less than 1% of the net assets of Mutual, and any such expenses and distributions will be paid by Stock Association from the proceeds of the sale of the Company Common Stock.

          14. All distributions to deposit account holders in their capacity as deposit account holders (except for regular, normal interest payments made by Mutual), will, in the aggregate, constitute less than 1% of the fair market value of the net assets of Mutual.

          15. At the time of the proposed transaction, the fair market value of the assets of Mutual on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Mutual will have a positive regulatory net worth at the time of the Conversion.

          16. Mutual is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which Section 585 of the Code applies.


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Board of Directors
Home Federal Savings and
  Loan Association of Niles
Page 4



          17. Mutual's Eligible Account Holders and Supplemental Eligible Account Holders will pay expenses of the Conversion solely attributable to them, if any.

          18. The liabilities of Mutual assumed by Stock Association plus the liabilities, if any, to which the transferred assets are subject were incurred by Mutual in the ordinary course of its business and are associated with the assets being transferred.

          19. There will be no purchase price advantage for Mutual's deposit account holders who purchase shares of the Company Common Stock.

          20. Neither Mutual nor Stock Association is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          21. None of the compensation to be received by any deposit account holder-employees of Mutual or the Company will be separate consideration for, or allocable to, any of their deposits in Mutual. No interest in the liquidation account of Stock Association will be received by any deposit account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each deposit account holder-employee, during the twelve-month period preceding or subsequent to the Conversion, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services. No shares of the Company Common Stock will be issued to or purchased by any deposit account holder-employee of Mutual or the Company at a discount or as compensation in the proposed transaction.

          22. No creditors of Mutual or the depositors in their role as creditors have taken any steps to enforce their claims against Mutual by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the Members prior to the Conversion of Mutual, including depositors as the equity holders of Mutual.

          23. The proposed transaction does not involve the payment to Stock Association or Mutual of Federal financial assistance within the meaning of Notice 89-102, 1989-2 C.B. 436.

          24. On a per share basis, the purchase price of the Company Common Stock will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.


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Board of Directors
Home Federal Savings and
  Loan Association of Niles
Page 5



          25. Mutual has received or will receive an opinion from Keller & Company, Inc. (the "Appraiser's Opinion"), which concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any ascertainable fair market value, since they are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase the Company Common Stock at a price equal to its estimated fair market value, which will be the same price as the price at which unsubscribed shares of the Company Common Stock will be offered to the public.

          26. Mutual will not have any net operating losses, capital loss carryovers or built-in losses at the time of the Conversion.

         Based solely on the assumptions set forth hereinabove and our analysis and examination of applicable federal income tax laws, rulings, regulations, judicial precedents and the Appraiser's Opinion, we are of the opinion that if the transaction is undertaken in accordance with the above assumptions:

               (1) The Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Mutual nor Stock Association will recognize any gain or loss as a result of the transaction (Rev. Rul. 80-105, 1980-1 C.B.
                    78). Mutual and Stock Association will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

               (2) Stock Association will recognize no gain or loss upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. (Section 1032(a) of the Code.)

               (3) No gain or loss will be recognized by the Company upon the receipt of money for the Company Common Stock. (Section 1032(a) of the Code.)

               (4) The basis of Mutual's assets in the hands of Stock Association will be the same as the basis of those assets in the hands of Mutual immediately prior to the transaction. (Section 362(b) of the Code.)

               (5) Stock Association's holding period of the assets of Mutual will include the period during which such assets were held by Mutual prior to the Conversion. (Section 1223(2) of the Code.)


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Board of Directors
Home Federal Savings and
  Loan Association of Niles
Page 6



               (6) Stock Association, for purposes of Section 381 of the Code, will be treated as if there had been no reorganization. The tax attributes of Mutual enumerated in Section 381(a) of the Code will be taken into account by Stock Association as if there had been no reorganization. Accordingly, the tax year of Mutual will not end on the effective date of the Conversion. The part of the tax year of Mutual before the Conversion will be includible in the tax year of Stock Association after the Conversion. Therefore, Mutual will not have to file a federal income tax return for the portion of the tax year prior to the Conversion. (Rev. Rul. 57-276, 1957-1 C.B. 126.)

               (7) Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Stock Association, subscription rights and/or interests in the liquidation account of Stock Association. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or subscription rights received. The liquidation accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached in the Appraiser's Opinion, and our reliance on such opinion, that the subscription rights have no value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositor upon receipt or distribution of subscription rights. (Section 1001 of the Code.) See Paulsen v. Commissioner, 469 U.S. 131, 139 (1985). Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Mutual upon the distribution to them of subscription rights or upon the exercise or lapse of the subscription rights to acquire the Company Common Stock at fair market value; (b) no taxable income will be realized by the depositors of Mutual as a result of the exercise or lapse of the subscription rights to purchase the Company Common Stock at fair market value (Rev. Rul. 56-572, 1956-2 C.B. 182); and (c) no taxable income will be realized by Mutual, Stock Association or the Company on the issuance or distribution of subscription rights to depositors of Mutual to purchase shares of the Company Common Stock at fair market value. (Section 311 of the Code.)

                    Notwithstanding the Appraiser's Opinion, if the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or


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Board of Directors
Home Federal Savings and
  Loan Association of Niles
Page 7



                    not the rights are exercised), and the Company and/or Stock Association may be taxable on the distribution of the subscription rights. (Section 311 of the Code.) In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

               (8) The creation of the liquidation account on the records of Stock Association will have no effect on Mutual's or Stock Association's taxable income, deductions or tax bad debt reserve.

               (9) A depositor's basis in the savings deposits of Stock Association will be the same as the basis of his savings deposits in Mutual. (Section 1012 of the Code.) Based upon the Appraiser's Opinion, the basis of the subscription rights will be zero. The basis of the interest in the liquidation account of Stock Association received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Mutual, which in this transaction we assume to be zero.

               (10) The basis of the Company  Common  Stock to its  shareholders will be the purchase price thereof. (Section 1012 of the Code.)

               (11) A shareholder's  holding period for the Company Common Stock acquired through the exercise of the subscription rights shall begin on the date on which the subscription rights are exercised. (Section 1223(6) of the Code.) The holding period for the Company Common Stock purchase pursuant to the direct community offering, public offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168).

               (12) Regardless  of any  book  entries  that  are  made  for  the establishment of a liquidation account, the reorganization will not diminish the accumulated earnings and profits of Mutual available for the subsequent distribution of dividends, within the meaning of Section 316 of the Code.
                    Section 1.312-11(b) and (c) of the Regulations. Stock Association will succeed to and take into account the earnings and profits or deficit in earnings and profits of Mutual as of the date of the Conversion.



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Board of Directors
Home Federal Savings and
  Loan Association of Niles
Page 8



         The above opinions are effective to the extent that Mutual is solvent. No opinion is expressed about the tax treatment of the transaction if Mutual is insolvent. Whether or not Mutual is solvent will be determined at the end of the taxable year in which the transaction is consummated.

         No opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Code and Treasury Regulations which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

                                     Respectfully submitted,

                                     SILVER, FREEDMAN & TAFF, L.L.P.



                                     By /s/ Silver Freedman & Taff, L.L.P.
                                        ----------------------------------